WESTCORE TRUST

(the "Trust")

FORM N-SAR

File No. 811-3373

Semi - Annual Period Ended May 31, 2001

Exhibit Index

Sub-Item 77D: Policies with respect to security investments

SUB-ITEM 77D: POLICIES WITH RESPECT TO SECURITY INVESTMENTS

The response to sub-item 77D (a) with respect to changes in types of securities in which the International Small-Cap Value Fund may invest. The Fund changed from a diversified to a non-diversified fund. Prior to the revision, the International Small-Cap Value Fund invested at least 65% of its assets in common stocks of small-cap foreign companies in at least five different developed countries; at times it invested in fewer than five developed countries or even a single developed country. After the revision, the International Small-Cap Value Fund invests at least 65% of it assets in at least three different developed countries. This change is incorporated by reference herein to Registrant's Post-Effective Amendment No. 52 to Registrant's Registration Statement on Form N-1A (Nos. 2-75677 and 811-3373) as filed with the Commission on September 29, 2000. Post Effective Amendment No. 52 became effective on October 1, 2000.